                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                               BIKERS DREAM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               BIKERS DREAM, INC.


                                1420 Village Way


                          Santa Ana, California 92705


                                 (714) 835-8464


Dear Shareholder,

     The Board of Directors of Bikers Dream, Inc. is soliciting your consent to effect a five-to-one reverse split of the Company's common stock, whereby every five outstanding shares of the Company's common stock would be combined into one share. Although you would own fewer shares, your percentage interest in the Company would remain unchanged. The accompanying consent statement explains the requirements to effect the reverse split and the reasons therefor.


     The Board of Directors invites you to read the accompanying consent statement, and asks that you sign and date the enclosed consent card and return it to the Company in the enclosed postage paid envelope at your earliest convenience.


     On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                          By Order of the Board of Directors,


                                          /s/ HERM ROSENMAN

                                          Herm Rosenman, President

                                          December 17, 1997

                               BIKERS DREAM, INC.

                         CONSENT SOLICITATION STATEMENT

                                  INTRODUCTION


     This Consent Solicitation Statement is being furnished in connection with the solicitation of consents by the Board of Directors of Bikers Dream, Inc. in favor of a five-to-one reverse split of the Company's common stock. This Consent Solicitation Statement and the accompanying consent card are being mailed to all shareholders on or about December 17, 1997.


                          CONSENT PROCEDURE AND VOTING

     California General Corporation Law and the Company's By-laws permit any action that may be taken at a shareholders' meeting to be taken without a shareholder meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.


     As of December 8, 1997, there were 12,694,221 shares of the Company's common stock, no par value (the "Common Stock"), three shares of the Company's Series A preferred stock (the "Series A Preferred Stock"), no par value, and 6,481,385 shares of the Company's Series B preferred stock, no par value (the "Series B Preferred Stock"), outstanding. Holders of Common Stock and Series A Preferred Stock are entitled to one vote per share. Holders of Series B Preferred Stock are entitled to that number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock (currently, 6,481,385). Accordingly, the proposed reverse split will be approved upon receipt, by the Company, of signed consents representing 9,587,805 shares of Common Stock and/or Preferred Stock.


     AS YOU CAN SEE, YOUR VOTE IS IMPORTANT TO US. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING CONSENT CARD AT YOUR EARLIEST CONVENIENCE.

     A properly executed and returned consent constitutes a vote in favor of the reverse split. A return of an unsigned consent will constitute an abstention, and will have the effect of a vote against the reverse split. Broker non-votes similarly have the effect of a vote against the reverse split. If you do not wish to consent to the reverse split, you need take no action at this time.

     If your shares are held in the name of a brokerage firm, bank or nominee, only they can vote such shares, and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and give instructions for their consent immediately.

                            REVOCABILITY OF CONSENT

     Any shareholder giving a written consent, or the shareholder's proxyholders, or a transferee of the shares or a personal representative of the shareholder or their respective proxyholders may revoke the consent by a writing received by the Company prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Company's Secretary, but may not do so thereafter. Such revocation is effective upon its receipt by the Company's Secretary.

                             SOLICITATION AND COST

     The Company will bear all costs and expenses related to this solicitation of consents by the Board of Directors, including the costs of preparing, printing and mailing this Consent Solicitation Statement and accompanying materials to the Shareholders. In addition to the solicitation of consents by use of the mails, the directors, officers and employees may, without receiving additional compensation, solicit consents personally, by telephone, by facsimile or by any other means of communication.

                                CONFIDENTIALITY

     It is the Company's policy that all consent cards and other materials that identify the particular vote of a shareholder be kept confidential, except in the following circumstances: (1) to allow independent election inspectors to certify the results of the vote; (2) as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action; (3) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more consents, or as to the accuracy of the tabulation of such consents; (4) where a shareholder expressly requests disclosure or has made a written comment on a consent card; (5) where contacting shareholders by the Company is necessary to obtain approval, the names of shareholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspectors; (6) aggregate vote totals may be disclosed to the Company from time to time; and (7) in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     Set forth in the table below, for each class of the Company's stock, is information as of December 8, 1997 with respect to (i) persons known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding stock, (ii) the Company's directors, (iii) certain officers and (iv) all directors and officers as a group, excluding in each case rights to options or warrants not exerciseable within 60 days.



    TITLE                 NAME AND ADDRESS OF            NUMBER OF SHARES          PERCENT
  OF CLASS                 BENEFICIAL OWNER             BENEFICIALLY OWNED       OF CLASS(1)
-------------    -------------------------------------  ------------------       -----------
Common Stock     Herm Rosenman(2)                            2,540,001(3)            13.0%
                 1420 Village Way
                 Santa Ana, California 92705
Common Stock     Donald J. Duffy(4)                            272,999(5)             1.4%
                 237 Park Avenue, Eighth Floor
                 New York, New York 10017
Common Stock     Rowland W. Day II(6)                          854,983(7)             4.4%
                 3070 Bristol, Suite 650
                 Costa Mesa, California 92626
Common Stock     Dennis Campbell(8)                            200,000                1.0%
                 25362 Shoshone Drive
                 Lake Forest, CA 92630
Common Stock     Humbert B. Powell, III(9)                      50,000(10)              *
                 712 Fifth Avenue, Eleventh Floor
                 New York, New York 10019
Common Stock     Terrence Quinn(11)                             50,000(10)              *
                 1420 Village Way
                 Santa Ana, CA 92705
Common Stock     John Russell(12)                               50,000(10)              *
                 1420 Village Way
                 Santa Ana, CA 92705
Common Stock     MD Strategic, LP                            1,680,033(13)            8.6%
                 237 Park Avenue, Eighth Floor
                 New York, New York 10017
Common Stock     ADMN Associates                             1,348,316(14)            6.9%
                 13 Crestview Drive
                 Pleasantville, New York 10570
Common Stock     Mull Acres Investments, Inc.                1,330,000(14)            6.8%
                 c/o Furman Selz
                 230 Park Avenue
                 New York, New York 10169
Common Stock     All Directors and Officers as a Group       3,008,000(15)(5)        15.4%
                 (6 persons)

    TITLE                 NAME AND ADDRESS OF            NUMBER OF SHARES          PERCENT
  OF CLASS                 BENEFICIAL OWNER             BENEFICIALLY OWNED       OF CLASS(1)
-------------    -------------------------------------  ------------------       -----------
Series A         Bull Dog Capital Partners, L.P.                     2               66.7%
Preferred        301 Turner St.
Stock            Clearwater, FL 34616
Series A         Elizabeth M. Custer TTEE FBO                        1               33.3%
Preferred        William M. Custer
Stock            14 S. High Street
                 P.O. Box 673
                 New Albany, Ohio 43054
Series A         All Directors and Officers as a Group               0                  0%
Preferred        (6 persons)
  Stock
Series B         ADMN Associates                             1,348,316               20.8%
Preferred        13 Crestview Drive
  Stock          Pleasantville, New York 10570
Series B         Mull Acres Investments, Inc.                1,330,000               20.5%
Preferred        c/o Furman Selz
  Stock          230 Park Avenue
                 New York, NY 10169
Series B         MD Strategic, LP                              923,787               14.2%
Preferred        237 Park Avenue, Eighth Floor
  Stock          New York, New York 10017
Series B         Donald J. Duffy                               155,972(16)            2.4%
Preferred        237 Park Avenue, Eighth Floor
  Stock          New York, New York 10017
Series B         PV II, LP                                     430,267                6.6%
Preferred        237 Park Avenue, Eighth Floor
  Stock          New York, New York 10017
Series B         All Directors and Officers as a Group         155,972(16)            2.4%
Preferred        (6 persons)
  Stock


---------------

  *  Less than 1%.


 (1) Based on 19,470,606 shares of Common Stock outstanding, including shares issuable upon conversion of preferred stock and exercise of warrants and options; 3 shares of Series A Preferred Stock outstanding; and 6,481,385 shares of Series B Preferred Stock outstanding.


 (2) Mr. Rosenman is a Director and is the Company's President and CEO.

 (3) Includes 2,383,334 shares issuable upon exercise of options, and 150,000 shares issuable under the terms of Mr. Rosenman's employment agreement.

 (4) Mr. Duffy is a Director.

 (5) Includes 265,499 shares beneficially owned through Mr. Duffy's 10% interest in MD Strategic, L.P.; PV II, L.P.; MDV III, L.P.

 (6) Mr. Day served as Co-CEO of the Company for portions of 1996 and 1997.


 (7) Includes 323,000 shares issuable upon exercise of options.


 (8) Mr. Campbell served as CEO of the Company for a portion of 1996.

 (9) Mr. Powell is a Director.

(10) Issuable upon exercise of options.

(11) Mr. Quinn is a Director.

(12) Mr. Russell is a Director.

(13) Includes 923,786 shares of Common Stock issuable upon conversion of Series B Preferred Stock.

(14) Issuable upon conversion of Series B Preferred Stock.

(15) Includes 2,573,334 shares issuable upon exercise of options.

(16) Includes 155,972 shares beneficially owned through Mr. Duffy's 10% interest in MD Strategic, L.P.; PV II, L.P.; and MDV III, L.P.

                               THE REVERSE SPLIT


     On September 16, 1997, the Board of Directors of the Company approved, subject to the shareholders' approval solicited hereby, a proposal to amend the Company's Articles of Incorporation to effect a reverse Common Stock split (the "Reverse Split"), the effect of which is that each share of Common Stock held by each shareholder as of the Effective Date (as hereinafter defined) is reclassified and changed into one-fifth of one share of Common Stock. Each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged. The terms of the Series B Preferred Stock provide for a proportional increase in the conversion price of the stock such that each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, and each stockholder's conversion rights will remain effectively unchanged. While the terms of the Series A Preferred Stock do not address a reverse split, the Board intends to pass a resolution approving terms and protections similar to those of the Series B Preferred Stock for the Series A Preferred Stock.


REASONS FOR THE REVERSE SPLIT


     The Company believes it will be necessary to raise equity capital in the near future to support the Company's operations. There can be no assurance that any offering of the Company's securities will take place or that any such offering, if commenced, will be successful. However, the Company believes that, as a prerequisite for any offering, the Company will be required to implement a Reverse Split, which, under California law, requires shareholder approval. Specifically, the Reverse Split will be based upon the assumption that the market price of the Company's Common Stock will increase in direct inverse proportion to the split ratio of the Reverse Split. With a split ratio of five for one, the assumption is that the market price of the Common Stock should increase fivefold. Based upon the application of the formula to the closing bid price of $0.81 on December 8, 1997, if each share of Common Stock would be split into 1/5th of a share of Common Stock, the initial adjusted market value would be $4.05 per share. There can be no assurance that the Common Stock will in fact trade at such adjusted market value, or that the Common Stock will continue to trade at such value for any extended period of time.


     Even if the Company does not complete an offering of its securities, the Board believes that the Reverse Split may be advantageous for several reasons:


          First, the Board believes that the current low per share price of the Common Stock has a negative effect on the marketability of existing shares and the potential ability of the Company to raise capital by issuing shares. On December 8, 1997, the closing bid and the closing asked price of the Common Stock on the OTC Bulletin Board were $0.8125 and $0.875 respectively. Many stock brokers are reluctant to deal in low price stocks because of the time-consuming procedures that make the handling of such stocks unattractive from an economic standpoint. Further, certain institutional investors have internal policies discouraging or preventing the purchase of low-priced stocks.


          Second, since a broker's commissions on low-priced stocks generally represent a higher percentage of the gross stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual shareholders paying transaction costs (commission, mark-ups, mark-downs) that are at a higher percentage of the total share value than would be the case if the Common Stock share price were substantially higher.

          Finally, the Board is hopeful that the Reverse Split and the resulting anticipated increased price level will encourage interest in the Common Stock and possibly promote greater liquidity for the Company's shareholders.

     There can be no assurance, however, that the foregoing hoped-for effects will occur following the Reverse Split, that the market price of the Common Stock immediately after implementation of the proposed Reverse Split will be maintained for any period of time, or that such market price will exceed or remain in excess of the current market price.

     Any reverse split would be implemented at the discretion of the Board of Directors irrespective of whether a placement agent or underwriter would require a reverse split as a prerequisite to an offering. If the application of the split ratio causes any shareholder to have a fractional share of stock, such share will be rounded up to the next highest whole share. California law requires that the Company must amend its Articles of Incorporation to provide for the reverse split of its outstanding Common Stock.

EFFECTIVE DATE OF THE REVERSE SPLIT

     If the proposal is approved by the shareholders, the Reverse Split would become effective after the Board files an Amendment of Articles of Incorporation with the Secretary of State of California (the "Effective Date"). Upon filing of the Amendment of Articles of Incorporation, all of the outstanding Common Stock will be converted into new Common Stock appropriate to reflect the split ratio. The number of shares of new Common Stock calculated pursuant to the Reverse Split will be rounded up to the nearest whole share as fractional shares will not be issued. From and after the Effective Date, certificates representing shares of old Common Stock shall be deemed to represent only the right to receive shares of new Common Stock to which an individual shareholder would otherwise be entitled. The number of shares of Common Stock authorized for issuance by the Company's Articles of Incorporation (currently, 25,000,000), would however remain unaffected and unchanged.

EXCHANGE OF STOCK CERTIFICATES AND FRACTIONAL SHARES

     As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each shareholder of record on the Effective Date for use in transmitting certificates representing shares of Common Stock ("Old Certificates") to the Company's transfer agent, American Securities Transfer & Trust, Inc. (the "Transfer Agent"). The letter of transmittal will contain instructions for the surrender of Old Certificates to the Transfer Agent in exchange for certificates representing the number of whole shares of new Common Stock. No new certificates will be issued to a shareholder until such shareholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Transfer Agent.


     Upon proper completion and execution of the letter of transmittal and return thereof to the Transfer Agent, together with all Old Certificates, shareholders will receive a new certificate or certificates representing the number of whole shares of new Common Stock into which their shares of Common Stock represented by the Old Certificates have been converted as a result of the Reverse Split. No fractional shares of Common Stock will be issued as a result of the Reverse Split. In lieu of receiving fractional shares, shareholders who hold a number of shares that does not result in a whole number of new shares upon the Reverse Split will be entitled to receive a whole share of the new Common Stock for any fractional share at no additional cost. The number of shares of Common Stock to be issued in connection with rounding up such fractional interests is not expected to be material. Until surrendered, outstanding Old Certificates held by shareholders will be deemed for all purposes to represent the number of whole shares of Common Stock to which such shareholders are entitled as a result of the Reverse Split. PLEASE DO NOT SEND YOUR OLD CERTIFICATES TO THE TRANSFER AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent will be exchanged at the first time they are presented for transfer.


     No service charges will be payable by shareholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

CERTAIN EFFECTS OF THE REVERSE SPLIT

     The shares of Common Stock to be issued pursuant to the Reverse Split will be fully paid and nonassessable. The relative voting and other rights of holders of the Common Stock will not be altered by the Reverse Split. The Company does not anticipate that the Reverse Split will result in any material reduction in the number of holders of Common Stock.

     The following table illustrates the principal effects of the Reverse Split on the Company's Common Stock based on the Common Stock authorized, issued and outstanding as of December 8, 1997.



                          NUMBER OF SHARES                        PRIOR TO THE        AFTER THE
                          OF COMMON STOCK                         REVERSE SPLIT     REVERSE SPLIT
    ------------------------------------------------------------  -------------     -------------
    Authorized..................................................    25,000,000        25,000,000
    Issued and Outstanding......................................    12,694,221         2,538,845
    Shares of Common Stock issuable upon conversion of Series A
      and Series B Preferred Stock..............................     6,866,385         1,373,277
    Available for Issuance......................................     7,234,394        21,087,875


     Each share of Common Stock will continue to entitle its owner to one vote, and its par value will remain at $.001 per share. From and after the Effective Date, the amount of capital represented by the shares of Common Stock into which and for which the shares of Common Stock are reclassified pursuant to the Reverse Split shall be the same as the amount of capital represented by the shares of Common Stock so reclassified.

     As a result of the Reverse Split, the number of shares presently outstanding will be consolidated but the number of shares authorized for issuance will remain unchanged, at 25,000,000. Accordingly, the Company will have the ability to issue more shares of Common Stock than is presently the case, as the Board of Directors deems to be in the Company's best interests, without additional shareholder approval. The issuance of such shares may, among other things, have a dilutive effect on the equity and voting power of existing holders of Common Stock.

     The number of shares subject to outstanding conversion privileges and rights to acquire Common Stock, as well as the exercise price and conversion ratio therefor, will be proportionately adjusted to reflect the Reverse Split.

     The Preferred Stock of the Company will be unaffected by the Reverse Split except that the conversion ratios will be proportionately adjusted, as indicated in the table presented, immediately above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to shareholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion in this summary.

     This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON OR ENTITY. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to shareholders of the Company in light of the shareholders' individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Reverse Split under any state, local or foreign tax laws. As a result, it is the responsibility of each shareholder to obtain and rely on advice from his, her or its personal tax advisor as to: (i) the effect of the Reverse Split on his, her or its tax situation, including the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible changes in judicial or administrative interpretations of existing legislation and Regulations, as well as possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Reverse Split on the shareholders' tax returns. It will be the responsibility of each shareholder to appropriately account for the Reverse Split, and the resulting effects therefrom, on his, her or its federal, state and local tax returns.

     No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the shareholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH SHAREHOLDER IS ENCOURAGED TO CONSULT HIS, HER OR ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Company believes that the Reverse Split will be a "recapitalization" under the Code. As a result of the tax treatment, no gain or loss should be recognized by the Company or its shareholders in connection with the Reverse Split. If the Reverse Split qualifies as a "recapitalization" under the Code, a shareholder of the Company who exchanges his or her Common Stock solely for new Common Stock should recognize no gain or loss for federal income tax purposes. A shareholder's aggregate tax basis in his or her shares of new Common Stock received from the Company should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the new Common stock received by such shareholder should include the period during which the Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange.

MISCELLANEOUS

     The Board of Directors may abandon the proposed Reverse Split at any time prior to the filing of the Amended Articles of Incorporation related thereto if for any reason the Board of Directors deems it advisable to do so. Any future determinations of the appropriateness of the Reverse Split will be made by the Board of Directors as the Board of Directors deems to be in the best interests of the Company and will depend upon numerous factors, such as future trading price of the Common Stock, the future growth and development of the Company's business and the financial condition and results of operations.

VOTE REQUIRED

     In order to effect the Reverse Split, the Company's Articles of Incorporation must be amended, which requires, under California law, the affirmative vote of a majority of the votes cast by all shareholders of the Common Stock entitled to vote thereon.


     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT TO THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO EFFECT THE REVERSE SPLIT OF THE COMMON STOCK.

                                  CONSENT CARD

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BIKERS DREAM, INC.


IF YOU DO NOT CONSENT TO THE PROPOSED AMENDMENT, YOU DO NOT NEED TO TAKE ANY ACTION.



IF YOU DO CONSENT TO THE PROPOSED AMENDMENT, PLEASE SIGN AND DATE THIS CARD AND RETURN IT TO THE COMPANY IN THE ENCLOSED POSTAGE PAID ENVELOPE AT YOUR EARLIEST CONVENIENCE.



The undersigned hereby consents, in accordance with California General Corporations Law, to the proposal to effect a five-to-one reverse stock split, as described in the Bikers Dream, Inc. Consent Solicitation Statement, dated December 17, 1997.



                                          Dated:
                                                --------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          Please print name

                                          Please sign name exactly as it appears
                                          on the stock certificate. Please
                                          provide full title if appropriate.
                                          When shares have been issued in more
                                          than one name, all should sign.